Exhibit 99.1

Quotient Technology Inc. Reports Fourth Quarter and Full Year 2018 Financial Results

Delivered Record Revenue

  Q4 2018: Total revenue of 107.1M, up 15% over Q4 2017
  FY 2018: Total revenue of $387.0M, up 20% over FY 2017

Media revenue up 67% in 2018 over 2017

Retailer iQ and Media combined grew 35% in 2018 over 2017 and represented approximately 75% of our total revenue

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--February 12, 2019--Quotient Technology Inc. (NYSE: QUOT), the leading CPG marketing technology company offering data-driven digital promotions and media, today reported financial results for the fourth quarter and full year ended December 31, 2018.

“2018 was an exciting year. We delivered accelerated revenue growth, up 20% and grew Adjusted EBITDA by 22% over last year. In the fourth quarter, revenue grew 15% year over year, despite softer than anticipated CPG promotion spend in the fourth quarter,” said Mir Aamir, President and CEO of Quotient.

“Brands continue to shift more marketing dollars to digital platforms, with data and measurement at the forefront of this transformation. Our integrated digital marketing platform brings promotions, media and data together, and gives brands the ability to drive sales with greater insights and efficiencies. We enter 2019 on solid footing and are excited about continuing to grow the business at a strong pace, with several new solutions expected to roll out throughout the year.”

Fourth Quarter 2018 Financial Results

  Total revenue was $107.1 million in Q4 2018, an increase of 15% over Q4 2017.
  Revenues from promotions and media were $57.5 million and $49.6 million, respectively, compared to Q4 2017 revenues of $63.4 million and $29.7 million, respectively.
  GAAP net loss for Q4 2018 was $4.5 million, compared to net profit of $4.2 million in Q4 2017.
  Adjusted EBITDA was $16.5 million in Q4 2018, compared to $13.9 million in Q4 2017.
  Transactions totaled 869 million in Q4 2018, down 11% over Q4 2017.

Full Year 2018 Financial Results

  Total revenue was $387.0 million in 2018, an increase of 20% over 2017.
  Revenues from promotions and media were $245.5 million and $141.5 million, respectively, up from 2017 revenues of $237.2 million and $84.9 million, respectively.
  GAAP net loss for 2018 was $28.3 million, compared to net loss of $15.1 million in 2017.
  Adjusted EBITDA was $57.6 million in 2018, compared to $47.0 million in 2017.
  Transactions totaled 3.9 billion in 2018, up 9% over 2017.

Adjusted EBITDA, a non-GAAP measure, is reconciled to the corresponding GAAP measure at the end of this release.

Year Of Accomplishments

  Delivered accelerated annual revenue growth of 20% in 2018, an increase from 17% growth in 2017.
  In 2018, combined revenue from Retailer iQ and Media grew over 35% compared to 2017 and represented 75% of total revenue.
  Total revenue from top 20 CPG customers in 2018 grew 13% over 2017. Media revenue from those same customers in 2018 grew 35% over 2017.
  Adjusted EBITDA in 2018 grew 22% over 2017.
  Generated $22.0 million in cash from operations in 2018.
  Expanded audience reach for brands and retailers, with 85+ million registrants on programs powered by Retailer iQ, or approximately 65% of all U.S. households.

Expected Growth Drivers in 2019

  Retail Performance Media: In January of 2018, we launched Retail Performance Media (RPM) with Albertsons Companies, creating an ad network where brands can use shopper data to deliver targeted ads directly to shoppers. Since then, five additional retailers have chosen RPM as their preferred media platform, and together represent almost $150 billion in U.S. sales.
  Social Influencer Marketing: Adding to our growing media business, we acquired Ahalogy in 2018, a high-performing social influencer marketing company. Influencer marketing is projected to reach about $10 billion in spend by 2020 and is a growing focus for our CPG customers and retail partners.
  Sponsored Search and Product Advertising: Through our acquisition of Elevaate, brands can drive ecommerce sales through sponsored search and product advertising on our retail partners’ ecommerce properties. Today, CPGs spend approximately $2.8 billion in digital search, according to eMarketer.
  Expanded Targeted Coupon Solution: In addition to targeted digital coupons, we will soon deliver the same targeted coupons at checkout, to all shoppers at a given retailer. We recently signed Albertsons Companies to be their exclusive provider of targeted coupons printed at checkout.

Transformed Quotient Into An Integrated Digital Marketing Platform For Brands and Retailers

  Created new brand positioning for 2019 to better reflect our integrated performance marketing platform, value proposition to both brands and retailers, and leadership position. Our core messaging is centered around four cloud platforms: Promotions Cloud Platform, Media Cloud Platform, Analytics Cloud Platform and our newly launched Audience Cloud Platform.
  Quotient Analytics Cloud Platform provides on-demand sales analytics and in-flight campaign optimization, helping brands make informed marketing decisions by using data to drive sales while efficiently managing marketing budgets.
  Quotient Audience Cloud Platform brings over 1000 audience segments to our clients, based on actual shopper data, making it easier for CPG’s to target shoppers.

Executed Purchase in Stock Buyback Program

In 2018, we repurchased approximately 1.3 million shares of our common stock for approximately $15.8 million.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the first quarter 2019, total revenue is expected to be in the range of $94.0 million to $98.0 million. Adjusted EBITDA for the first quarter 2019 is expected to be in the range of $6.0 million to $8.0 million.

For the full year 2019, total revenue is expected to be in the range of $460.0 million to $470.0 million. Adjusted EBITDA for the full year 2019 is expected to be in the range of $66.0 million to $71.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

Management will host a conference call and live webcast to discuss the Company’s financial results and business outlook today at 4:30 p.m. EST/ 1:30 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (866) 393-4306, or outside the U.S. (734) 385-2616, with Conference ID# 6986266 at least five minutes prior to the 1:30 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measure

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient’s management and Board of Directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts. In particular, Quotient believes that the exclusion of certain items of income and expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial metric used by the compensation committee of our Board of Directors in connection with the determination of compensation for our executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating Quotient’s operating results in the same manner as Quotient’s management and Board of Directors.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, change in fair value of escrowed shares and contingent consideration, net, other income (expense) net, charges related to Enterprise Resource Planning (“ERP”) Software implementation costs, certain acquisition related costs, and restructuring charges. We exclude these items because we believe that these items do not reflect expected future operating expenses. Additionally, certain items are inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our current or past operating performance.

Quotient’s use of Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of Quotient’s financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) interest and tax payments that may represent a reduction in cash available to Quotient; (iii) the effects of stock-based compensation, amortization of acquired intangible assets, interest expense, other income (expense) net, provision for (benefit from) income taxes, change in fair value of escrowed shares and contingent consideration, net, charges related to ERP software implementation costs, certain acquisition related costs, and restructuring charges. Other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation of Net Loss to Adjusted EBITDA” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the first quarter and fiscal year 2019; the Company’s expectations for its solutions, partnerships, pricing strategies and platforms; the Company’s expectations regarding the future demand and behavior of consumers, retailers and CPGs; and the Company’s expectations with respect to its future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to generate positive cash flow and become profitable; the amount and timing of digital marketing spend by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company’s ability to adapt to changing market conditions, including the Company’s ability to adapt to changes in consumer habits, the Company’s ability to negotiate fee arrangements with CPGs and retailers; the Company’s ability to maintain and expand the use by consumers of promotions and offers on its platforms; the Company’s ability to execute its media strategy; the Company’s ability to effectively manage its growth; the performance of the Company’s various solutions; the Company's ability to successfully integrate acquired companies into its business; the Company’s ability to develop and launch new services and features; CPGs’ receptivity to the Company’s packaged solutions; the Company’s expectations regarding growth drivers; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q filed with the SEC on November 9, 2018 and future filings and reports by the Company, including the company’s Annual Report on Form 10-K for the year ended December 31, 2018. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology Inc (NYSE: QUOT) is the leading CPG and retail marketing technology provider that delivers personalized digital promotions and ads to millions of shoppers daily. Quotient uses its proprietary Promotions, Media, Audience and Analytics Cloud Platforms and services to seamlessly target audiences, optimize performance, and deliver measurable, incremental sales for CPG and retail marketers. Quotient’s powerful suite of capabilities includes personalized digital coupons, retailer-aligned dynamic ad messaging, influencer-led social media, data analytics and audience management. Quotient’s audience data solution is powered by 100 million verified buyer audience, derived from its Retailer iQ partnerships. By combining technology, data and distribution, Quotient serves hundreds of CPGs, such as Clorox, Procter & Gamble, General Mills and Kellogg’s, and retailers like Albertsons Companies, CVS, Dollar General, Kroger and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif. with offices across the U.S., and internationally in Bangalore, Paris and London. Learn more at Quotient.com, and follow us on Twitter @Quotient.

Quotient, the Quotient logo, Retail Performance Media, Ahalogy and elevaate, are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$302,028	$334,635
Short-term investments	20,738	59,902
Accounts receivable, net	112,108	81,189
Prepaid expenses and other current assets	10,044	8,737
Total current assets	444,918	484,463
Property and equipment, net	15,579	16,610
Intangible assets, net	81,724	46,490
Goodwill	118,821	80,506
Other assets	1,311	1,006
Total assets	$662,353	$629,075
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,060	$6,090
Accrued compensation and benefits	13,107	13,914
Other current liabilities	53,255	35,538
Deferred revenues	8,686	6,276
Contingent consideration related to acquisitions	—	18,500
Total current liabilities	92,108	80,318
Other non-current liabilities	3,622	3,205
Contingent consideration related to acquisitions	28,963	—
Convertible senior notes, net	155,719	145,821
Deferred tax liabilities	1,854	1,690
Total liabilities	282,266	231,034

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	703,023	686,025
Accumulated other comprehensive loss	(844)	(700)
Accumulated deficit	(322,093)	(287,285)
Total stockholders’ equity	380,087	398,041
Total liabilities and stockholders’ equity	$662,353	$629,075

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31,
	2018	2017	2018	2017
Revenues	$107,056	$93,093	$386,958	$322,115
Costs and expenses:
Cost of revenues (1)	60,935	44,018	206,230	140,752
Sales and marketing (1)	22,944	25,377	90,086	92,833
Research and development (1)	10,151	11,860	46,873	50,009
General and administrative (1)	14,311	12,726	49,805	48,124
Change in fair value of escrowed shares and contingent consideration, net	1,148	(5,500)	13,190	5,515
Total costs and expenses	109,489	88,481	406,184	337,233
Net income (loss) from operations	(2,433)	4,612	(19,226)	(15,118)
Interest expense	(3,404)	(1,589)	(13,411)	(1,589)
Other income (expense), net	1,326	391	4,801	928
Net income (loss) before income taxes	(4,511)	3,414	(27,836)	(15,779)
Provision for (benefit from) income taxes	(15)	(768)	482	(702)
Net income (loss)	$(4,496)	$4,182	$(28,318)	$(15,077)

Net income (loss) per share:
Basic	$(0.05)	$0.05	$(0.30)	$(0.17)
Diluted	$(0.05)	$0.04	$(0.30)	$(0.17)
Weighted-average shares used to compute net income (loss) per share:
Basic	94,262	91,002	93,676	89,505
Diluted	94,262	95,679	93,676	89,505

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended December 31		Year Ended December 31,
	2018	2017	2018	2017
Cost of revenues	$625	$543	$2,315	$2,000
Sales and marketing	1,572	1,763	6,596	6,621
Research and development	540	2,059	6,137	7,949
General and administrative	4,194	3,585	16,338	15,682
Total stock-based compensation	$6,931	$7,950	$31,386	$32,252

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(28,318)	$(15,077)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,041	17,840
Stock-based compensation	31,386	32,252
Amortization of debt discount and issuance cost	9,898	1,148
Restructuring charge related to facility exit costs	1,057	2,074
Loss on disposal of property and equipment	207	85
Allowance (recovery) for doubtful accounts	509	(655)
Deferred income taxes	482	(702)
Change in fair value of escrowed shares and contingent consideration, net	13,190	5,515
Changes in operating assets and liabilities:
Accounts receivable	(26,032)	(4,382)
Prepaid expenses and other current assets	(861)	(2,553)
Accounts payable and other current liabilities	6,449	12,834
Payments for contingent consideration	(9,700)	—
Accrued compensation and benefits	(1,287)	658
Deferred revenues	27	(580)
Net cash provided by operating activities	22,048	48,457

Cash flows from investing activities:
Purchases of property and equipment	(6,077)	(6,475)
Purchases of intangible assets	(20,545)	—
Acquisitions, net of cash acquired	(33,661)	(21,048)
Purchases of short-term investments	(75,120)	(114,239)
Proceeds from maturity of short-term investment	114,284	123,509
Net cash used in investing activities	(21,119)	(18,253)

Cash flows from financing activities:
Proceeds from borrowings on convertible senior notes, net of issuance costs	—	193,763
Proceeds from issuances of common stock under stock plans	7,495	8,763
Payments for taxes related to net share settlement of equity awards	(11,658)	(4,012)
Repurchases and retirement of common stock under share repurchase program	(14,285)	—
Principal payments on promissory note and capital lease obligations	(310)	(238)
Payments for contingent consideration	(14,800)	—
Net cash (used in) provided by financing activities	(33,558)	198,276
Effect of exchange rates on cash and cash equivalents	22	(19)
Net (decrease) increase in cash and cash equivalents	(32,607)	228,461
Cash and cash equivalents at beginning of period	334,635	106,174
Cash and cash equivalents at end of period	$302,028	$334,635

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended December 31		Year Ended December 31,
	2018	2017	2018	2017
Net income (loss)	$(4,496)	$4,182	$(28,318)	$(15,077)
Adjustments:
Stock-based compensation	6,931	7,950	31,386	32,252
Depreciation, amortization and other (1)	10,809	6,883	32,262	24,391
Change in fair value of escrowed shares and contingent consideration, net	1,148	(5,500)	13,190	5,515
Interest expense	3,404	1,589	13,411	1,589
Other (income) expense, net	(1,326)	(391)	(4,801)	(928)
Provision for (benefit from) income taxes	(15)	(768)	482	(702)

Total adjustments	$20,951	$9,763	$85,930	$62,117

Adjusted EBITDA	$16,455	$13,945	$57,612	$47,040

Transactions (2)	868,625	971,115	3,876,093	3,546,294

(1) For the three and twelve months ended December 31, 2018, Other includes enterprise resource planning ("ERP") software implementation costs of zero and $0.05 million, respectively, certain acquisition related costs of $1.3 million and $2.8 million, respectively and restructuring charges of $1.7 million and $4.4 million, respectively. For the three and twelve months December 31, 2017, Other includes ERP software implementation costs of $0.2 million and $1.2 million respectively, certain acquisition related costs of zero and $1.9 million, respectively, and restructuring charges of $2.1 million and $3.4 million, respectively.

(2) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

CONTACT:
Quotient Technology Inc.
Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com
or
Media Contact:
Phillip Sontag
press@quotient.com